                              Verizon North Inc.

                                                                      EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                       Years Ended December 31,
                                            -------------------------------------------------------------------------------
(Dollars in Millions)                                   2001          2000             1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes
   and extraordinary item                           $  892.3      $1,120.5(a)      $1,136.2      $  878.1      $1,157.4
Equity in loss from affiliate                           19.1            .6              ---           ---           ---
Interest expense                                       126.6         129.4            155.5         149.1         122.7
Portion of rent expense representing
  interest                                              13.8          11.3             17.7          12.7           9.9
Amortization of capitalized interest                     1.2           1.2              1.1            .9            .7
                                            -------------------------------------------------------------------------------
Earnings, as adjusted                               $1,053.0      $1,263.0         $1,310.5      $1,040.8      $1,290.7
                                            ===============================================================================
Fixed charges:
Interest expense                                    $  126.6      $  129.4         $  155.5      $  149.1      $  122.7
Portion of rent expense representing
  interest                                              13.8          11.3             17.7          12.7           9.9
Capitalized interest                                     2.4           2.3              2.8           2.6           6.0
                                            -------------------------------------------------------------------------------

Fixed Charges                                       $  142.8      $  143.0         $  176.0      $  164.4      $  138.6
                                            ===============================================================================

Ratio of Earnings to Fixed Charges                      7.37          8.83             7.45          6.33          9.31
                                            ===============================================================================

(a) Excludes a gain of $418.4 million on sales of assets.